Exhibit 99.1
REPROS PRESENTATION TO BE WEBCAST FROM THE FBR CAPITAL
MARKETS’ 12TH ANNUAL SPRING INVESTOR CONFERENCE
The Woodlands, TX – May 27, 2008 – Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that the Company’s President and CEO, Joseph Podolski, will present a corporate overview on Thursday, May 29, 2008, at 9:00 a.m. Eastern Time at the FBR Capital Markets’ 12th Annual Spring Investor Conference.
To access the live presentation, log onto Repros’ website at http://www.reprosrx.com and click on the FBR Conference Heading under Events on the Repros Home Page. This link will take you to the registration page of the conference. Please connect to the website prior to the start of the webcast to ensure adequate time to download any software that may be necessary. The webcast recording will be archived and available on the Repros website for 30 days following the presentation.
     About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.
Contact:
Joseph Podolski
President & CEO
Repros Therapeutics Inc.
281-719-3447
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